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                                                                    Exhibit 99.1

                      CHECKERS DRIVE-IN RESTAURANTS, INC.
                      4300 West Cypress Street, Suite 600,
                              Tampa, Florida 33607
                       * (813) 283-7000 * (813) 283-7001

TAMPA, Fla., May 1 /PRNewswire-FirstCall/ -- Checkers Drive-in Restaurants, Inc. (Nasdaq: CHKR), the nation's leading double drive-thru chain, today announced that the Company's Board of Directors has named Keith E. Sirois, Vice President of Franchise Operations, to serve as Interim CEO effective immediately.

     "As a member of our core leadership team, Keith has played an integral role in the turnaround of Checkers Drive-in Restaurants and has a comprehensive understanding of every element of our operations, said Peter O'Hara, Chairman of the Board of Directors. Keith's invaluable first-hand experience with our organization, coupled with his extensive management background in the food service industry, makes Keith an ideal choice for the position of Interim CEO."

     Mr. Sirois has served as Vice President of Franchise Operations at Checkers(R) since 1999. Since joining Checkers in August of 1996, he has also served as Director of Franchise Operations and as Director of Company Operations. For more than 25 years, Mr. Sirois has held management and leadership positions with food service corporations, and his responsibilities have included P&L and G & A, real estate, human resources as well as strong operational disciplines.

     In assuming the role of Interim CEO, Mr. Sirois said, "As a member of the Checkers management team for seven years -- three of those being turnaround years -- I believe that today's Checkers Drive-in Restaurants is a strong, highly competitive brand in the fast food category. Our employees and our franchisees are talented and energized, and together, we are achieving great results. During my tenure as Interim CEO, I will dedicate my efforts to building on our first quarter momentum, ensuring that our development and financial goals remain on track, and making this transitional phase a productive, successful period at Checkers."

     At that time, Mr. O'Hara also announced that Mr. Sirois is also a potential candidate to be named Checkers' permanent CEO.

     About Checkers Drive-In Restaurants, Inc.

     As of March 24, 2003, Checkers Drive-In Restaurants, Inc. and its franchisees own 398 Checkers(R) operating primarily in the Southeastern United States and 380 Rally's(R) operating primarily in the Midwestern United States. Checkers is headquartered in Tampa, Florida. For more information about the Company, please visit http://www.checkers.com.

     Except for historical information, this announcement contains "forward-looking" and "Safe Harbor" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. These forward-looking and Safe Harbor statements reflect management's expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Further information regarding factors that could affect the company's financial and other results is included in the company's Forms 10Q and 10K, filed with the Securities and Exchange Commission.